                                                               EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-72093 of NRT Incorporated of our report dated June 26, 1998, related to the combined statements of operations, owners' equity, and cash flows of Contempo Realty, Inc., Contempo Relocation, Inc., and the Blossom Valley, Morgan Hill, and Bascom general partnerships, for each of the three years in the period ended December 31, 1996, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

San Francisco, California

March 30, 1999